UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): March 19, 2021

ZEBRA TECHNOLOGIES CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	000-19406	36-2675536
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Overlook Point, Lincolnshire, Illinois		60069
(Address of Principal Executive Offices)		(Zip Code)
Registrant’s telephone number, including area code: 847-634-6700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of exchange on which registered
Class A Common Stock, par value $.01 per share	ZBRA	The NASDAQ Stock Market, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.
On March 19, 2021, Zebra Technologies International, LLC (“ZTI”) and Zebra Technologies RSC, LLC (“ZTRSC”), both of which are wholly-owned subsidiaries of Zebra Technologies Corporation (the “Company”), entered into the second amendment (the “Second Amendment”) to that certain Receivables Financing Agreement (the “Financing Agreement”), dated as of December 1, 2017, as previously amended on May 20, 2019, by and among ZTI, as originator and servicer, ZTRSC, as borrower, PNC Bank, National Association (“PNC”), as administrative agent, PNC Capital Markets LLC, as structuring agent, and additional persons from time to time party thereto as lenders and group agents (“Lenders”), pursuant to which the Lenders have agreed to provide financing for ZTRSC’s purchase of certain receivables from ZTI.

The Financing Agreement provides ZTRSC with a revolving U.S. trade receivables securitization facility (the “A/R Facility”) in a maximum principal amount of $180 million based on the availability of eligible receivables and other customary factors, and the satisfaction of certain conditions. Under the A/R Facility, ZTI will sell or contribute certain of its U.S. trade receivables to ZTRSC. ZTRSC has pledged those trade receivables to PNC, as administrative agent, for the benefit of the Lenders, to secure ZTRSC’s obligations to repay advances that it obtains from the Lenders under the Financing Agreement. Substantially all of the net proceeds of the advances are expected to be applied towards the purchase of trade receivables by ZTRSC from ZTI.

The Company has guaranteed ZTI’s performance of its obligations as servicer and originator under the A/R Facility. If ZTI fails in any manner to perform its obligations under the A/R Facility, then the Company is required to perform (or cause to be performed) those obligations as required under the A/R Facility.

The Second Amendment (i) extends the scheduled termination date of the A/R Facility from March 29, 2021 to March 19, 2024, (ii) reduces restrictions on the amount the borrower may draw under the A/R Facility by increasing the Deferred Revenue Amount Limit (as defined in the Financing Agreement) from 18.50% to 23.00% as long as the Company’s long-term credit rating is not downgraded to below Ba3 or BB and (iii) updates language regarding the transition from LIBOR to a replacement reference rate, integrating certain guideline language from the Alternative Reference Rates Committee convened by the Federal Reserve Board and the Federal Reserve Bank of New York. The Second Amendment does not modify in any way the Company’s guarantee of ZTI’s performance of its obligations as servicer and originator under the A/R Facility.

The foregoing description of the Second Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the composite version of the Financing Agreement described above. A copy of the Second Amendment will be filed as an exhibit in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended April 3, 2021.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth above in Item 1.01 is incorporated by reference herein.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZEBRA TECHNOLOGIES CORPORATION

Date: March 25, 2021	By:	/s/ Cristen Kogl
Cristen Kogl
Chief Legal Officer